Exhibit (h)(i)(B)

DIREXION FUNDS

FOURTH AMENDMENT TO THE TRANSFER AGENT SERVICING AGREEMENT

THIS FOURTH AMENDMENT, effective as of May 1, 2018, to the Transfer Agent Servicing Agreement, dated as of February 24, 2010, as amended (the “Agreement”), is entered into by and among DIREXION FUNDS, a Massachusetts business trust, (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS” and together with the Trust, the “Parties”).

RECITALS

WHEREAS, the Parties and Direxion Insurance Trust have entered into the Agreement; and

WHEREAS, the Direxion Insurance Trust is dissolved an no longer party to the Agreement; and

WHEREAS, the Parties desire to amend the service fees, the length and the early termination fee of the Agreement; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by all Parties.

NOW, THEREFORE, the Parties agree as follows:

1.	Amended Exhibit B is hereby superseded and replaced in its entirety with Exhibit B attached hereto.

2.	All references in the Agreement to “out of pocket fees” are replaced with “miscellaneous fees”.

3.	Sections 12. Term of Agreement; Amendment and 14. Early Termination are hereby superseded and replaced in their entirety with the following:

12.   Term of Agreement; Amendment

This Agreement shall be effective as of May 1, 2018 and will continue in effect through April 30, 2021. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

14.   Early Termination

In the absence of any material breach of this Agreement or the liquidation or dissolution of the Trust, should the Trust elect to terminate this Agreement prior to April 30, 2021, the Trust agrees to pay the following fees:

a) The lesser of:

(i)	Fund Accounting, Transfer Agency and Custody (“Service Line Agreements”) monthly servicing fees remaining through the period ending April 30, 2021or

(ii)	The difference between the Trust’s complex Service Line Agreements monthly servicing fees for the period prior to the termination of services and $1.4 million.

If the Trusts Service Line Agreements monthly servicing fees collected are greater than $1.4 million provision (a) will not apply.

The following fees on a negotiated basis:

b) All fees associated with converting services to a successor service provider; and

c) Any miscellaneous fees associated with a) to b) above.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

SIGNATURES ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

DIREXION FUNDS		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Patrick Rudnick	By:	/s/ Anita Zagrodnik
Name:	Patrick Rudnick	Name:	Anita Zagrodnik
Title:	Chief Financial Officer	Title:	Senior Vice President

Amended Exhibit B to the Transfer Agency Agreement – Direxion Funds

Fees effective May, 2018

Annual fee for Fund Accounting, Custody, and TA based upon average net assets per Fund, subject to an annual complex minimum of $30,000 per fund.

First $250 million	12 bps
Next $1 billion	10 bps
Next $3 billion	8 bps
Next $3 billion	7 bps
Balance	5 bps

All contracted services, shareholder activity fees, fulfillment charges, systems charges, NSCC charges, selects, telephone/VRU charges. Printing/mailing charges, dealer reclaim fees, file transmission charges, Informa fees, and miscellaneous fees will be waived unless otherwise listed below.

Extraordinary services or additional services/selections made after May 1, 2018, may be provided with agreed-upon costs. Global Custody fees, if any, are extra.

CPI will not apply.

SERVICE CHARGES TO INVESTORS: Shareholders who are subject to the following fees will be assessed for annual IRA maintenance fees, IRA transfer-to-successor fees, IRA distribution fees, refund of IRA excess contribution fees, outgoing wire fees, telephone exchange fees, returned check fees, stop payment fees, and account history research fees.

Fees are calculated pro rata and billed monthly. Custody fees will be billed by the Mutual Funds Billing Department.